Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the use of our reports dated December 20, 2019, with respect to the financial statements of Voya Global Equity Dividend Fund and Voya Global High Dividend Low Volatility, each a series of Voya Mutual Funds, incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Proxy Statement/Prospectus and "Independent Registered Public Accounting Firm" in the Statements of Additional Information dated February 28, 2020, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

July 6, 2020